Exhibit 1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 5, 2026, is made by and among ARC Group International Ltd., a company incorporated in Hong Kong with limited liability (the “Purchaser”), Conglin (Forrest) Deng (“Deng”), Bridgeforrest (BVI) Inc., a British Virgin Islands holding company (“BBI”), Alwin Creative Inc., a British Virgin Islands company of which Deng is the sole Director (“Alwin”) (each of Deng, BBI, and Alwin a “Seller” and, collectively, the “Sellers”), and Abits Group Inc., a British Virgin Islands corporation (the “Company”). Each of the foregoing may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company is a publicly traded company whose ordinary shares of capital stock, no par value (the “Ordinary Shares”), are listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol: ABTS.

WHEREAS, Deng is the Chief Executive Officer of the Company and, as of the date hereof, is the beneficial owner, as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, of (a) an aggregate of 461,354 Ordinary Shares (as delineated in Section 6.7 and including the Ordinary Shares held by Alwin), and (b) as the sole and controlling shareholder of BBI, an aggregate of 10,666 Ordinary Shares and 333,333 preferred shares of stock of the Company, no par value (the “Preferred Shares”) (collectively, such Ordinary Shares and the Preferred Shares, the “Subject Shares”);

WHEREAS, the Subject Shares in the aggregate represent approximately 47% of the voting power of the Company on a fully diluted basis;

WHEREAS, Deng and Alwin desire to sell to the Purchaser, and the Purchaser desires to purchase from them, all of their Ordinary Shares upon the terms and conditions set forth in this Agreement;

WHEREAS, the Purchaser has agreed to acquire all of the Preferred Shares and the Ordinary Shares owned of record by BBI by acquiring all of the issued and outstanding share capital of BBI from Deng as the sole owner of all of such shares (the “BBI Shares”); and

WHEREAS, the Purchaser is purchasing the Ordinary Shares held of record by Deng and Alwin and the BBI Shares (collectively, the “Seller Shares”) in reliance upon the exemption from securities registration afforded by Section 4(a)(7) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Period” has the meaning set forth in Section 2.3.

“Additional Ordinary Shares” has the meaning set forth in Section 2.3.

“Additional Securities” has the meaning set forth in Section 8.10.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Alwin” has the meaning set forth in the Preamble.

“Alwin Shares” means the 373,333 Ordinary Shares held of record by Alwin.

“BBI Equity” has the meaning set forth in Section 4.12.

“BBI Shares” has the meaning set forth in the Recitals.

“BBI Subject Shares” means, collectively, the 10,666 Ordinary Shares and the 333,333 Preferred Shares held of record by BBI.

“Business Acquisition” has the meaning set forth in Section 2.3.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Cash” has the meaning set forth in Section 2.2(a).

“Closing Note” has the meaning set forth in Section 2.2(b).

“Company” has the meaning set forth in the Recitals.

“Company SEC Documents” means all reports, forms, schedules, statements, and other documents filed by or on behalf of the Company with the SEC since June 30, 2024, including all exhibits and schedules thereto and documents incorporated by reference therein.

“Deng” has the meaning set forth in the Recitals.

“Deng Registration Rights Agreement” means the agreement to be entered into between the Company and Deng, substantially in the form set forth as Exhibit A-1 hereto, providing certain registration rights relating to the resale of the Additional Ordinary Shares.

“Deng Shares” means the 77,355 Ordinary Shares held of record by Deng.

“Encumbrance” means any lien, pledge, security interest, charge, claim, option, right of first refusal, preemptive right, mortgage, hypothecation, encumbrance, or other restriction or limitation of any nature whatsoever.

“Equity Securities” means (i) Ordinary Shares, (ii) Preferred Shares, (iii) any securities conferring the right to purchase Ordinary Shares or Preferred Shares, and/or (iv) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Ordinary Shares or Preferred Shares.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States as in effect (a) with respect to financial information for periods on or after the date hereof, as of the Closing Date, and (b) with respect to financial information for periods prior to the date hereof, as of such applicable time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency, authority, bureau, commission, department, instrumentality, or regulatory body, or any court, tribunal, or arbitrator.

“Knowledge” means (a) with respect to BBI, the actual knowledge of Deng; (b) with respect to the Company, the actual knowledge of Deng as the Chief Executive Officer of the Company after reasonable inquiry of his direct reports and as the principal shareholder of the Company; (c) with respect to Alwin, the actual knowledge of Deng, the sole director of Alwin; and (d) with respect to the Purchaser, the actual knowledge of senior management of the Purchaser (in such capacity) after reasonable inquiry of their direct reports.

“Law” means any federal, state, local, or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, or other order issued or promulgated by any Governmental Authority.

“Legacy Business” means the business, assets or operations of the Company, as the same exist at the time of the Closing (exclusive of any assets disposed of prior thereto in the ordinary course of business and assets that are immaterial to or not used in operation of the Company’s business).

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Lock-Up Agreement” has the meaning set forth in Section 8.5.

“Material Adverse Effect” means any event, circumstance, development, change, or effect that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or impair the ability of a Seller or the Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, no effect shall be taken into account to the extent resulting from (i) changes in general economic conditions, (ii) changes affecting the industry in which the Company operates generally, (iii) changes in applicable Law or accounting standards, (iv) changes resulting from the announcement of the transactions contemplated hereby, (v) changes in the market price or trading volume of the Ordinary Shares (provided that the underlying causes of such changes may be considered), or (vi) any outbreak or escalation of hostilities, act of terrorism, pandemic, epidemic, or natural disaster.

“MNPI” means for material non-public information, as such term is defined under federal securities law. MNPI is (a) nonpublic if it has not been disseminated in a manner making it available to investors generally and (b) material if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision and that a fact would significantly alter the total mix of information made available.

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“Nasdaq” has the meaning set forth in the Recitals.

“New Employment Agreement” has the meaning set forth in Section 8.9

“Note Assignment” has the meaning set forth in Section 2.4.

“Ordinary Shares” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means the ordinary course of conduct of a business consistent with past custom and practice of such business.

“Permitted Lien(s)” means (i) Liens for taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanic’s, materialman’s, carrier’s, repairer’s, and other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established in accordance with GAAP, as applicable, (iii) non-exclusive licenses of Intellectual Property rights granted to customers in the Ordinary Course of Business, (iv) statutory Liens of landlords and Liens of carriers imposed by applicable Law, in each case, in the Ordinary Course of Business (other than, for the avoidance of doubt, any breach or default), (v) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, or other types of social security, (vi) defects or imperfections of title, easements, covenants, rights of way, restrictions, and other similar charges, defects, or encumbrances affecting title to real property that do not and would not reasonably be expected to materially interfere with the value or occupancy of such real property or the conduct of business as currently conducted thereon, or (vii) Liens arising pursuant to the express terms of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity or any Governmental Authority.

“Preferred Shares” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.2.

“Proceedings” has the meaning set forth in Section 3.6.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2.

“Purchaser Registration Rights Agreement” means the agreement to be entered into between the Company and the Purchaser, substantially in the form set forth as Exhibit A-2 hereto, providing certain registration rights relating to the resale of the Ordinary Shares included within the Subject Shares (including those issuable on conversion or exercise, as applicable, of the outstanding convertible and exercisable securities of the Company acquired by the Purchaser).

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“Registrable Securities” means the Ordinary Shares included within the Subject Shares (including the Ordinary Shares issuable upon exercise of the Preferred Shares owned by BBI), the Additional Ordinary Shares, and any securities issued with respect to such Ordinary Shares and the Additional Ordinary Shares by way of a stock dividend, stock split, recapitalization, reclassification, or other reorganization, until such securities are sold pursuant to an effective registration statement or in compliance with Rule 144 under the Securities Act.

“Restricted Period” has the meaning set forth in Section 8.10.

“ROFR Agreement” means the agreement to be entered into between the Company and Deng, substantially in the form set forth as Exhibit B hereto, relating to the grant by the Company to Deng to acquire the Legacy Business of the Company should the Company ever determine to sell, transfer, dispose or otherwise convey the same following Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.

“Seller Shares” has the meaning set forth in the Recitals.

“Subject Shares” has the meaning set forth in the Recitals.

“Trading Day” means any day on which Nasdaq is open for trading and on which trading in the Ordinary Shares generally occurs, other than a day on which Nasdaq is scheduled to or does close prior to its regular weekday closing time.

“Transaction Document(s)” means this Agreement, the Deng Registration Rights Agreement, the Purchaser Registration Rights Agreement, the ROFR Agreement, the Lock-Up Agreement and all exhibits, schedules, and annexes thereto.

“Volume Weighted Average Price (VWAP)” means the volume weighted average price per share of the Ordinary Shares on Nasdaq or as otherwise set forth in Section 2.3.

ARTICLE II

PURCHASE AND SALE OF SELLER SHARES

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Deng shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from Deng, all of the Deng’s right, title, and interest in and to the Deng Shares and the BBI Shares, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable federal and state securities Laws and as otherwise set forth in this Agreement), and (b) Alwin shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from Alwin, all of Alwin’s right, title, and interest in and to the Alwin Shares, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable federal and state securities Laws and as otherwise set forth in this Agreement).

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2.2 Purchase Price. The aggregate purchase price for the Seller Shares shall be $8,500,000, plus the Additional Ordinary Shares or corresponding cash payment set forth in Section 2.3 (collectively, the “Purchase Price”), which shall be remitted by the Purchaser to the Sellers as follows:

(a) the Purchaser shall pay the Sellers an aggregate of $5,000,000 in cash (the “Closing Cash”) by wire transfer of immediately available funds to one or more accounts designated in writing by Deng at least three Business Days prior to Closing, inclusive of the $250,000 placed by the Purchaser into escrow in connection with the transactions contemplated by this Agreement or by the other Transaction Documents (which escrowed amount shall be released to the Sellers at Closing; and

(b) the Purchaser shall issue to Deng a promissory note, substantially in the form set forth as Exhibit C, in the principal amount of $3,500,000, bearing simple interest at the annual rate of 12% per annum, dated as of the Closing Date (defined below) and having a maturity date that is 12 months from the Closing Date (defined below) (the “Closing Note”).

2.3 Additional Cash/Equity. In the event that, within 180 days following the Closing (the “Acquisition Period”), the Company acquires additional assets or business operations from a third party (each, a “Business Acquisition”), the Company shall issue additional Ordinary Shares to Deng, having an aggregate value of $5,000,000 (the “Additional Ordinary Shares”). The number of Additional Ordinary Shares issuable hereunder shall be determined based on the Volume Weighted Average Price (“VWAP”) per share of the Ordinary Shares (as reported by Nasdaq or such other nationally recognized exchange on which the Company’s securities are then listed for trading, and if none or not otherwise available, then as reported by Bloomberg, L.P.) during the 10 consecutive Trading Days immediately preceding (a) the public announcement of such Business Acquisition, (b) the entry into definitive transaction documents in connection with such Business Acquisition or (c) the date of issuance thereof, whichever such period (a), (b) or (c) has the lowest VWAP. The Additional Ordinary Shares shall be issued to Deng within five Business Days following consummation of such Business Acquisition. In the event the Company does not consummate a Business Acquisition within the Acquisition Period, the Purchaser shall pay Deng $5,000,000 in cash within 30 days after the date of expiration of the Acquisition Period.

2.4 Closing Note. As security for the grant of the right of first refusal provided for in the ROFR Agreement, simultaneous with the Closing, Deng and the Company will enter into the ROFR Agreement and Deng will assign his rights with respect to the Closing Note to the Company (the “Note Assignment”) for a term not to exceed nine months following the Closing.

2.5 Closing. The closing of the purchase and sale of the Seller Shares (the “Closing”) shall take place virtually by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format (.pdf) at 10:00 a.m., eastern time, on or prior to August 6, 2026, or at such other time, date, and location, if any, as the Parties may mutually agree in writing (such actual date, the “Closing Date”).

2.6 Closing Deliverables. At the Closing:

(a) the Sellers shall deliver or cause to be delivered to the Purchaser:

(i) evidence reasonably satisfactory to the Purchaser that all of the Seller Shares have been credited to a brokerage account designated by the Purchaser or, at the Purchaser’s election, stock certificate(s) representing the Seller Shares, duly endorsed in blank or accompanied by duly executed stock powers, with all required stock transfer stamps affixed; provided, however, that transfer of BBI Subject Shares shall be evidenced by transfer of the BBI Shares on the books of BBI;

(ii) the Deng Registration Rights Agreement duly executed by the Company and Deng;

(iii) the Purchaser Registration Rights Agreement duly executed by the Company;

(iv) the ROFR Agreement duly executed by the Company and Deng;

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(v) the Note Assignment duly executed by Deng;

(vi) the Lock-Up Agreement duly executed by the Company and Deng;

(vii) a certificate, dated as of the Closing Date, signed by the secretary of the Company, attaching thereto true, correct and complete copies of resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Deng Registration Rights Agreement, the Purchaser Registration Rights Agreement, the ROFR Agreement, the Lock-Up Agreement and the transactions contemplated hereby and thereby;

(viii) a certificate, signed by the Secretary or other appropriate officer of Alwin, attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Alwin approving this Agreement and the transactions contemplated hereby;

(ix) written resignations, in forms satisfactory to the Purchaser, dated as of the Closing Date and effective as of the Closing, executed by the members of the Board of Directors of the Company who are not to continue as directors of the Company pursuant to Section 8.8(a) hereof; and

(x) such other documents as may be reasonably requested by the Purchaser.

(b) the Purchaser shall deliver or cause to be delivered to the Sellers:

(i) the Closing Cash;

(ii) the Closing Note, duly executed by the Purchaser;

(iii) the Purchaser Registration Rights Agreement duly executed by the Purchaser; and

(iv) such other documents as may be reasonably requested by the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DENG

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions provided for herein, Deng, in his capacity as an individual selling shareholder of the Company (other than with respect to Section 3.12), hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and acknowledges that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Seller Shares and the completion of the transactions set out herein, the following:

3.1 Title to Deng Shares and BBI Shares. Deng is the record and beneficial owner of all of the BBI Shares and the Deng Shares and has good and valid title to the BBI Shares and the Deng Shares, free and clear of all Encumbrances, other than (a) restrictions on the transfer of securities imposed by the Securities Act and applicable state securities Laws and (b) Encumbrances arising under this Agreement. Deng covenants to the Purchaser that, upon delivery of and payment for the BBI Shares and Deng Shares at the Closing in accordance with this Agreement, the Purchaser will acquire good and valid title to all of such shares, free and clear of all Encumbrances, other than (i) Encumbrances arising from acts of the Purchaser and (ii) restrictions on the transfer of securities imposed by the Securities Act and applicable state securities Laws. Deng is the sole record and beneficial owner of the BBI Shares and the Deng Shares and is the beneficial owner of all of the Alwin Shares and the BBI Subject Shares.

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3.2 Right to Sell. Deng has the full right, power and authority to enter into this Agreement and has the full right, power and authority to transfer, convey and sell to the Purchaser at the Closing the BBI Shares and the Deng Shares hereunder, and Deng covenants that, upon consummation of the purchase, the Purchaser will acquire from Deng good and marketable title to the BBI Shares and the Deng Shares sold to the Purchaser by Deng, free and clear of all Encumbrances.

3.3 No Prohibition by Governmental Authority. Deng is not a party to, subject to or bound by, any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority that would prevent the execution or delivery to the Purchaser of this Agreement by him, the transfer, conveyance and sale of the BBI Shares or the Deng Shares by him to the Purchaser pursuant to the terms hereof, or the consummation of the transactions contemplated under this Agreement in accordance with the terms of this Agreement.

3.4 Authority. Deng has the full right, power and authority to execute, deliver and perform his obligations under this Agreement, and to consummate the transactions provided for herein. This Agreement has been duly and validly executed by Deng and constitutes a legal, valid and binding agreement of Deng enforceable against him in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and subject to general principles of equity.

3.5 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, by Deng, does not (a) contravene or conflict with or constitute a material violation of any provision of any applicable Law binding upon or applicable to him, the BBI Shares or the Deng Shares, or (b) result in the creation or imposition of any Lien other than Permitted Liens.

3.6 Litigation. There are no actions, suits, hearings, arbitrations, audits, charges, orders (draft or otherwise), judgments, injunctions, decrees, awards, writs, proceedings (public or private) or, to Deng’s actual knowledge, investigations (collectively, “Proceedings”), that have been brought by or against any Governmental Authority or any other Person, and which are pending or, to Deng’s actual knowledge, threatened against or affecting the BBI Shares or the Deng Shares or that seek to prevent, enjoin, alter or delay Deng’s sale of the BBI Shares or the Deng Shares to the Purchaser.

3.7 Third-Party Consents. There are no contracts to which Deng is a party with respect to which the consent of the other party or parties thereto must be obtained by Deng by virtue of the execution and delivery of this Agreement and the consummation of the transactions provided for herein.

3.8 No Manipulation or Stabilization. Neither Deng nor any of his Affiliates, nor any Person acting on his or their behalf, has taken or will take, directly or indirectly, any action designed to, or that has constituted or would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in violation of the Exchange Act.

3.9 No MNPI. Deng is not in possession of any MNPI regarding the Company or its securities that has not been disclosed to the Purchaser.

3.10 No Other Agreements. Deng is not a party to any voting agreement, voting trust, proxy, stockholders’ agreement, registration rights agreement, or other agreement or understanding with respect to the voting, transfer, or registration of the BBI Shares or the Deng Shares.

3.11 No General Solicitation. Neither Deng nor any Person acting on his behalf has offered or sold the BBI Shares or the Deng Shares by any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act).

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3.12 Company Information. To the actual knowledge of Deng, the Company SEC Documents, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BBI

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions provided for herein, BBI hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and acknowledges that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Seller Shares, and the completion of the transactions set out herein, the following:

4.1 Organization and Good Standing. BBI was incorporated in the British Virgin Islands and is duly organized, validly existing, and in good standing under the Laws of the British Virgin Islands. BBI has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as presently conducted.

4.2 Title to BBI Subject Shares. BBI is the record and beneficial owner of all of the BBI Subject Shares and has good and valid title to the BBI Subject Shares, free and clear of all Encumbrances, other than (a) restrictions on the transfer of securities imposed by the Securities Act and applicable state securities Laws and (b) Encumbrances arising under this Agreement. BBI covenants to the Purchaser that, upon the Purchaser’s delivery of and payment for the BBI Shares at the Closing in accordance with this Agreement, BBI will continue to have good and valid title to all of the BBI Subject Shares, free and clear of all Encumbrances, other than (i) Encumbrances arising from acts of the Purchaser and (ii) restrictions on the transfer of securities imposed by the Securities Act and applicable state securities Laws. The BBI Shares constitute the only outstanding securities of BBI.

4.3 No Prohibition by Governmental Authority. BBI is not a party to, subject to or bound by, any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority that would prevent the execution or delivery to the Purchaser of this Agreement by BBI or the consummation of the transactions contemplated under this Agreement in accordance with the terms of this Agreement.

4.4 Authorization; Enforceability. BBI has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution, delivery, and performance of this Agreement and each other Transaction Document to which it is or is required by this Agreement to be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of BBI. This Agreement has been, and each other Transaction Document to which BBI is a party will be at the Closing, duly executed and delivered by BBI and constitutes, or will constitute, the legal, valid, and binding obligation of BBI, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

4.5 No Conflicts. The execution, delivery, and performance by BBI of this Agreement and the other Transaction Documents to which it is or is required by this Agreement to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with the organizational documents of BBI, (b) conflict with or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any of the BBI Shares or the BBI Subject Shares pursuant to, any material contract, agreement, instrument, or obligation to which BBI is a party or by which BBI or any of its respective assets or properties is bound, or (c) violate or conflict with any Law or order applicable to BBI.

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4.6 Consents and Approvals. No consent, approval, authorization, order, registration, qualification, or filing with any Governmental Authority or other Person is required to be obtained or made by BBI in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) filings required under the Exchange Act, including any filing on Schedule 13D or amendment thereto, and (b) such consents, approvals, authorizations, orders, registrations, qualifications, or filings as have been obtained or made prior to the date hereof.

4.7 Litigation. There is no action, suit, proceeding, arbitration, investigation, or inquiry pending or, to the Knowledge of BBI, threatened against BBI that questions or challenges the validity of this Agreement or any other Transaction Document, or that seeks to prohibit, alter, prevent, or materially delay the consummation of the transactions contemplated hereby or thereby.

4.8 No Manipulation or Stabilization. Neither BBI nor any of its Affiliates, nor any Person acting on its or their behalf, has taken or will take, directly or indirectly, any action designed to, or that has constituted or would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in violation of the Exchange Act.

4.9 No MNPI. BBI is not in possession of any MNPI regarding the Company or its securities that has not been disclosed to the Purchaser.

4.10 No Other Agreements. BBI is not a party to any voting agreement, voting trust, proxy, stockholders’ agreement, registration rights agreement, or other agreement or understanding with respect to the voting, transfer, or registration of the BBI Subject Shares.

4.11 No General Solicitation. Neither BBI nor any Person acting on its behalf has offered or sold the BBI Shares or the BBI Subject Shares by any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act).

4.12 Capitalization of BBI. The authorized share capital of BBI (the “BBI Equity”) consists of 50,000 ordinary shares of BBI, including the BBI Shares, of which 100 shares are issued and outstanding and all of which are owned by Deng. All of the issued and outstanding BBI Equity has been duly authorized and are validly issued, fully paid and non-assessable. The BBI Equity owned by Deng constitutes all of the issued and outstanding equity of BBI and the only outstanding securities of BBI. There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the BBI Equity or obligating BBI to issue or sell any equity of, or any other interest in, BBI. There are no outstanding (x) equity appreciation, phantom equity, profit participation, or similar rights with respect to BBI or (y) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of BBI.

4.13 BBI Tax Matters. BBI has timely filed (or has had filed on its behalf) all material tax returns required to be filed by it under applicable Law and has paid all taxes due in respect thereof. BBI is and will be responsible for any taxes imposed on BBI arising out of or resulting from the consummation of the transactions contemplated hereby.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ALWIN

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions provided for herein, Alwin hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and acknowledges that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Seller Shares, and the completion of the transactions set out herein, the following:

5.1 Organization and Good Standing. Alwin was incorporated in the British Virgin Islands and is duly organized, validly existing, and in good standing under the Laws of the British Virgin Islands. Alwin has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as presently conducted.

5.2 Title to Alwin Shares. Alwin is the record and beneficial owner of all of the Alwin Shares and has good and valid title to the Alwin Shares, free and clear of all Encumbrances, other than (a) restrictions on the transfer of securities imposed by the Securities Act and applicable state securities Laws and (b) Encumbrances arising under this Agreement. Alwin covenants to the Purchaser that, upon delivery of and payment for the Alwin Shares at the Closing in accordance with this Agreement, the Purchaser will acquire good and valid title to all of such shares, free and clear of all Encumbrances, other than (i) Encumbrances arising from acts of the Purchaser and (ii) restrictions on the transfer of securities imposed by the Securities Act and applicable state securities Laws. Alwin is the sole record and beneficial owner of the Alwin Shares.

5.3 No Prohibition by Governmental Authority. Alwin is not a party to, subject to or bound by, any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority that would prevent the execution or delivery to the Purchaser of this Agreement by Alwin or the consummation of the transactions contemplated under this Agreement in accordance with the terms of this Agreement.

5.4 Authorization; Enforceability. Alwin has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution, delivery, and performance of this Agreement and each other Transaction Document to which it is or is required by this Agreement to be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Alwin. This Agreement has been, and each other Transaction Document to which Alwin is a party will be at the Closing, duly executed and delivered by Alwin and constitutes, or will constitute, the legal, valid, and binding obligation of Alwin, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

5.5 No Conflicts. The execution, delivery, and performance by Alwin of this Agreement and the other Transaction Documents to which it is or is required by this Agreement to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with the organizational documents of Alwin, (b) conflict with or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any of the Alwin Shares pursuant to, any material contract, agreement, instrument, or obligation to which Alwin is a party or by which Alwin or any of its respective assets or properties is bound, or (c) violate or conflict with any Law or order applicable to Alwin.

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5.6 Consents and Approvals. No consent, approval, authorization, order, registration, qualification, or filing with any Governmental Authority or other Person is required to be obtained or made by Alwin in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) filings required under the Exchange Act, including any filing on Schedule 13D or amendment thereto, and (b) such consents, approvals, authorizations, orders, registrations, qualifications, or filings as have been obtained or made prior to the date hereof.

5.7 Litigation. There is no action, suit, proceeding, arbitration, investigation, or inquiry pending or, to the Knowledge of Alwin, threatened against Alwin that questions or challenges the validity of this Agreement or any other Transaction Document, or that seeks to prohibit, alter, prevent, or materially delay the consummation of the transactions contemplated hereby or thereby.

5.8 No Manipulation or Stabilization. Neither Alwin nor any of its Affiliates, nor any Person acting on its or their behalf, has taken or will take, directly or indirectly, any action designed to, or that has constituted or would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in violation of the Exchange Act.

5.9 No MNPI. Alwin is not in possession of any MNPI regarding the Company or its securities that has not been disclosed to the Purchaser.

5.10 No Other Agreements. Alwin is not a party to any voting agreement, voting trust, proxy, stockholders’ agreement, registration rights agreement, or other agreement or understanding with respect to the voting, transfer, or registration of the Alwin Shares.

5.11 No General Solicitation. Neither Alwin nor any Person acting on its behalf has offered or sold the Alwin Shares by any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions provided for herein, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and acknowledges that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Seller Shares, and the completion of the transactions set out herein, the following:

6.1 Organization and Good Standing. The Company was incorporated in the British Virgin Islands and is duly organized, validly existing, and in good standing under the Laws of the British Virgin Islands. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as presently conducted.

6.2 Authorization; Enforceability. The Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution, delivery, and performance of this Agreement and each other Transaction Document to which it is or is required by this Agreement to be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and each other Transaction Document to which the Company is a party will be at the Closing, duly executed and delivered by the Company and constitutes, or will constitute, the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

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6.3 No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is or is required by this Agreement to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with the organizational documents of the Company, (b) conflict with or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any of the Subject Shares pursuant to, any material contract, agreement, instrument, or obligation to which the Company is a party or by which the Company, or any of its respective assets or properties, is bound, or (c) violate or conflict with any Law or order applicable to the Company.

6.4 Consents and Approvals. No consent, approval, authorization, order, registration, qualification, or filing with any Governmental Authority or other Person is required to be obtained or made by the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) filings required under the Exchange Act and (b) such consents, approvals, authorizations, orders, registrations, qualifications, or filings as have been obtained or made prior to the date hereof.

6.5 Litigation. There is no action, suit, proceeding, arbitration, investigation, or inquiry pending or, to the Knowledge of the Company, threatened against the Company that questions or challenges the validity of this Agreement or any other Transaction Document, or that seeks to prohibit, alter, prevent, or materially delay the consummation of the transactions contemplated hereby or thereby.

6.6 Company Information. The Company SEC Documents, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

6.7 Capitalization of the Company. The authorized share capital of the Company consists of (a) an unlimited number of Ordinary Shares, of which 3,214,445 shares are issued and outstanding, of which 77,355 Ordinary Shares are owned of record by Deng, 373,333 Ordinary Shares are owned of record by Alwin, and 10,666 Ordinary Shares are owned of record by BBI, and (b) an unlimited number of Preferred Shares, 333,333 of which are issued and outstanding and are owned of record by BBI. All of the issued and outstanding equity of the Company has been duly authorized and all such securities are validly issued, fully paid and non-assessable. The Subject Shares represent, in the aggregate, 47% of the voting power of the Company. Other than the Preferred Shares, the Company has no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character obligating the Company to issue or sell any equity of, or any other interest in, the Company. There are no outstanding (i) equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company or (ii) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of the Company.

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ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement and to consummate the transactions provided for herein, the Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date and acknowledges that the Sellers are relying upon the accuracy of each of such representations and warranties in connection with their sale of the Seller Shares to the Purchaser and the completion of the transactions set out herein, as follows:

7.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as presently conducted.

7.2 Authorization; Enforceability. The Purchaser has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution, delivery, and performance of this Agreement and each other Transaction Document to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and each other Transaction Document to which the Purchaser is a party will be at the Closing, duly executed and delivered by the Purchaser and constitutes, or will constitute, the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

7.3 No Conflicts. The execution, delivery, and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with the certificate of incorporation, bylaws, or other organizational documents of the Purchaser, (b) conflict with or result in a breach or violation of, or constitute a default under, any material contract, agreement, instrument, or obligation to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound, or (c) violate or conflict with any Law or order applicable to the Purchaser.

7.4 Consents and Approvals. No consent, approval, authorization, order, registration, qualification, or filing with any Governmental Authority or other Person is required to be obtained or made by the Purchaser in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) filings required under the Exchange Act, including any filing on Schedule 13D, and (b) such consents, approvals, authorizations, orders, registrations, qualifications, or filings as have been obtained or made prior to the date hereof.

7.5 Accredited Investor Status. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, and has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the investment contemplated hereby.

7.6 Access to Information. The Purchaser acknowledges that it has conducted its own investigation of the Company, has had the opportunity to ask questions of and receive answers and information from the Sellers and, to the extent available, the Company, regarding the Subject Shares, the terms and conditions of this Agreement and the business, properties, prospects, and financial condition of the Company. The Purchaser has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser further acknowledges that the Seller may possess confidential and non-public information (other than MNPI) concerning the Company that has not been disclosed to the Purchaser.

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7.7 Restricted Securities. The Purchaser understands that the Seller Shares will be “restricted securities” as defined in Rule 144 under the Securities Act inasmuch as the Seller Shares are being acquired from the Sellers in a transaction not involving a public offering. The Purchaser acknowledges that the Seller Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom, and that in the absence of an effective registration statement covering the Seller Shares or an available exemption from registration under the Securities Act, the Seller Shares must be held indefinitely.

7.8 Financial Capacity. The Purchaser has immediately available cash or existing committed borrowing facilities in an amount sufficient to pay the Closing Cash in full at the Closing and to consummate the transactions contemplated hereby, including without limitation repayment of the Closing Note when and as due.

7.9 Litigation. There is no action, suit, proceeding, arbitration, investigation, or inquiry pending or, to the Purchaser’s Knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal, or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

7.10 No Reliance. The Purchaser is not relying upon, and has not relied upon, any statement, representation, or warranty made by any Person (other than the representations and warranties of the Sellers expressly set forth in Articles III, IV, and V and the representations and warranties of the Company expressly set forth in Article VI), in making its investment decision hereunder.

ARTICLE VIII

COVENANTS

8.1 Regulatory Filings. Each Party shall use its reasonable best efforts to make or cause to be made all filings and submissions required by applicable Law with respect to the transactions contemplated by this Agreement as promptly as practicable and, in any event, within such time as may be required by applicable Law.

8.2 Section 13 and Section 16 Filings. Each Party shall use its reasonable best efforts to prepare and file, or cause to be prepared and filed, any required filings under Section 13(d) or Section 16(a) of the Exchange Act, as applicable in connection with the transactions contemplated by this Agreement, within the time periods required thereunder. The Parties shall cooperate with each other in connection with the preparation of any such filings.

8.3 Confidentiality; Public Announcements. No Party shall issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties, except that any Party may make any public disclosure it believes in good faith is required by applicable Law or securities exchange listing standards, in which case the disclosing Party shall use commercially reasonable efforts to consult with the other Parties prior to making such disclosure.

8.4 Registration Rights.

(a) At the Closing, the Company and the Purchaser shall enter into the Purchaser Registration Rights Agreement.

(b) At the Closing, the Company and Deng shall enter into the Deng Registration Rights Agreement.

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(c) The Company will use its commercially reasonable best efforts to file in a timely manner all reports required to be filed under the Securities Act and the Exchange Act, and to take such further action as the holders may reasonably request, all to the extent required to enable the holders to sell Registrable Securities without registration pursuant to Rule 144.

8.5 Lock-Up. Deng hereby agrees that he will not sell, transfer, convey or otherwise dispose of the Additionally Ordinary Shares, if any, that he receives pursuant to Section 2.3 above and agrees to enter into a Lock-Up Agreement substantially in the form attached hereto as Exhibit D pursuant to which Deng shall agree to the foregoing restriction for a period of six months following receipt of such Additional Ordinary Shares.

8.6 Transfer Restrictions; Legends on Subject Shares and BBI Shares. The Purchaser acknowledges and agrees that the Subject Shares and the BBI Shares may not be sold, transferred, or otherwise disposed of except (a) pursuant to an effective registration statement under the Securities Act, (b) pursuant to Rule 144 under the Securities Act (if available), or (c) pursuant to another applicable exemption from the registration requirements of the Securities Act. The Purchaser agrees that any certificate or book-entry notation representing the Subject Shares shall, and that the BBI Shares may, bear a restrictive legend substantially in the following form (and a stop-transfer order may be placed against the Seller Shares):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

8.7 Further Assurances. Each Party shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby.

8.8 Board Designation and Management Related Rights. The Company shall take all action necessary (including, to the extent necessary, procuring the resignation of any members of the Board of Directors of the Company prior to Closing) to ensure that:

(a) effective at Closing, the number of directors that comprise the full Board of Directors of the Company shall be five, and the Board of Directors of the Company shall consist of: (i) Conglin Deng; (ii) Khuat Leok Choong, Lionel; (iii) Yanyan Sun; and (iv) the following persons as designated by the Purchaser, who shall qualify as independent directors pursuant to applicable Nasdaq rules: Phillip Balatsos and Andrew Hancox;

(b) effective at Closing, the Company (i) authorizes the appointment of a Chief Investment Officer of the Company and (ii) appoints Steven Faucetta to serve as the Company’s Chief Investment Officer; and.

(c) effective at Closing, the Company establishes a temporary subcommittee of the Nominating Committee consisting of Philip Balatsos and Andrew Hancox (or their successors) (the “Nominating Subcommittee”). The Nominating Subcommittee is vested for a period of eighteen (18) months following Closing with full authority to appoint officers to any vacancies to any named executive officer positions.

8.9 Deng Employment. At the Closing, the Company and Deng shall enter into a new employment agreement substantially in the form set forth as Exhibit E hereto (the “New Employment Agreement”).

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8.10 Restriction on Issuance of Additional Company Securities. During the period commencing on the Closing Date and ending on the date that is the earlier of (a) six months after the Closing Date or (b) such time as Purchaser holds less than 5% of the voting power of the Company (the “Restricted Period”), the Company shall not, directly or indirectly, authorize, issue, sell, grant, deliver, or agree or commit to authorize, issue, sell, grant, or deliver any (i) shares of capital stock or other equity or voting securities of the Company, (ii) securities convertible into, exchangeable for, or that otherwise confer the right to acquire any such shares or securities, or (iii) options, warrants, restricted stock units, stock appreciation rights, phantom equity, or other rights or instruments to acquire or that are linked to the value of any such shares or securities (collectively, “Additional Securities”), in each case without the prior written consent of the Purchaser, which consent the Purchaser may grant or withhold in its sole discretion. The foregoing restrictions shall not apply to (x) grants of equity awards to employees, directors, or consultants of the Company pursuant to any equity incentive plan in effect as of the Closing Date, or (y) issuances required by contractual obligations existing as of the Closing Date. Any issuance or purported issuance of Additional Securities in violation of this provision shall be null and void ab initio and of no force or effect.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser) of the following conditions on or prior to the Closing Date:

(a) the representations and warranties of the Sellers set forth in Articles III, IV and V and of the Company set forth in Article VI shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality, in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, with respect to representations and warranties that speak as of a specific date, as of such date);

(b) the Sellers shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or order that is then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions;

(d) no action, suit, or proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent, or materially delay the Closing, shall have been instituted or be pending before any Governmental Authority;

(e) no stop order or suspension of trading shall have been imposed by the SEC, Nasdaq, or any other Governmental Authority with respect to public trading in the Ordinary Shares, other than temporary stop orders that may be imposed by Nasdaq;

(f) the Subject Shares and the BBI Shares shall be free and clear of any Encumbrances as of the Closing (other than restrictions on transfer arising under applicable federal and state securities Laws and as otherwise set forth in this Agreement);

(g) there shall not have occurred any Material Adverse Effect since the date of this Agreement;

(h) to the extent that the approval of the shareholders of the Company is required by applicable Law to be obtained relating to the transactions contemplated herein or in the other Transaction Documents, such approval shall have been obtained;

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(i) to the extent that the approval of the Board of Directors of the Company is required by applicable Law to be obtained relating to the transactions contemplated herein or in the other Transaction Documents, such approval shall have been obtained;

(j) Other than those persons identified as continuing directors as per Section 8.8(a), all members of the Board of Directors of the Company shall have executed written resignations, in a form acceptable to Buyer, effective as of the Closing Date; and

(k) the Sellers shall have delivered or caused to be delivered to the Purchaser all of the items required to be delivered pursuant to Section 2.6(a).

9.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the applicable Seller) of the following conditions on or prior to the Closing Date:

(a) the representations and warranties of the Purchaser set forth in Article VII shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality, in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, with respect to representations and warranties that speak as of a specific date, as of such date);

(b) the Purchaser shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or order that is then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions;

(d) the Company and Deng shall have executed and delivered the New Employment Agreement; and

(e) the Purchaser shall have delivered or caused to be delivered to the Sellers all of the items required to be delivered pursuant to Section 2.6(b).

ARTICLE X

INDEMNIFICATION

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing and shall terminate on the date that is 18 months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Title to Deng Shares and BBI Shares), 3.2 (Right to Sell), 3.4 (Authority), 4.1 (Organization and Good Standing), 4.2 (Title to BBI Subject Shares), 4.4 (Authority; Enforceability), 4.12 (Capitalization of BBI), 5.1 (Organization and Good Standing), 5.2 (Title to Alwin Shares), 5.4 (Authorization; Enforceability), 6.1 (Organization and Good Standing, 6.2 (Authorization; Enforceability), and 6.7 (Capitalization of the Company) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations.

10.2 Indemnification by the Sellers. Subject to the limitations set forth in this Article X, from and after the Closing, Deng and Alwin shall, jointly and severally, indemnify and hold harmless the Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred or suffered by any Purchaser Indemnified Party arising out of or resulting from (a) any breach of any representation or warranty made by any Seller or the Company in this Agreement, (b) any breach or nonperformance of any covenant or agreement of any Seller or the Company contained in this Agreement, or (c) any fraud or intentional misrepresentation by any Seller or the Company.

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10.3 Indemnification by the Purchaser. Subject to the limitations set forth in this Article X, from and after the Closing, the Purchaser shall indemnify and hold harmless Deng, Alwin, and their Affiliates and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any Seller Indemnified Party arising out of or resulting from (a) any breach of any representation or warranty made by the Purchaser in this Agreement, (b) any breach or nonperformance of any covenant or agreement of the Purchaser contained in this Agreement, or (c) any fraud or intentional misrepresentation by the Purchaser.

10.4 Limitations on Indemnification.

(a) The aggregate liability of Deng and Alwin under Section 10.2(a) shall not exceed 10% of the cash portion of the Purchase Price actually received by the Sellers (the “Cap”); provided, however, that such Cap shall not apply to Losses arising out of a breach of any Fundamental Representation by a Seller or any fraud or intentional misrepresentation by a Seller.

(b) Deng and Alwin shall not be liable under Section 10.2(a) unless and until the aggregate Losses incurred by the Purchaser Indemnified Parties exceed $25,000 (the “Basket”), in which event Deng and Alwin shall be liable for all Losses in excess of the Basket; provided, however, that the Basket shall not apply to Losses arising out of a breach of any Fundamental Representation by a Seller or any fraud or intentional misrepresentation by a Seller.

(c) For purposes of this Article X, in determining the amount of Losses resulting from any breach of a representation or warranty, all qualifications or exceptions in any such representation or warranty relating to or referring to “materiality” or “Material Adverse Effect” shall be disregarded.

10.5 Indemnification Procedures.

(a) In the event that any claim or demand for which an indemnifying party (the “Indemnifying Party”) may be liable to an indemnified party (the “Indemnified Party”) hereunder is asserted or sought to be collected by a third party (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim (a “Claim Notice”); provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b) The Indemnifying Party shall have the right, at its own cost and expense, to assume control of the defense of any Third-Party Claim by providing written notice to the Indemnified Party within 30 days of receipt of the Claim Notice; provided, however, that the Indemnifying Party may not assume control of the defense of a Third-Party Claim (i) involving criminal liability, (ii) to the extent such Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (iii) where the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party.

(c) If the Indemnifying Party assumes control of the defense of a Third-Party Claim, the Indemnified Party may participate in the defense thereof at its own expense. The Indemnifying Party shall not settle or compromise any Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless such settlement (i) involves only the payment of monetary damages (which are paid in full by the Indemnifying Party) and (ii) includes a complete and unconditional release of the Indemnified Party from all liability with respect to such Third-Party Claim.

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10.6 Exclusive Remedy. From and after the Closing, except in the case of fraud or intentional misrepresentation, the indemnification provisions set forth in this Article X shall constitute the sole and exclusive remedy of the Parties for any breach of the representations, warranties, covenants, or agreements contained herein or otherwise arising out of or related to this Agreement or the transactions contemplated hereby.

10.7 No Set-Off. Each Party waives any and all rights it may have to set off obligations arising under the Agreement and the transactions contemplated hereby against other obligations between the Parties, whether arising under any other agreement, applicable Law or otherwise, including without limitation, the indemnification obligations in this Article X.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and the Purchaser;

(b) by any Seller or the Purchaser if the Closing shall not have occurred on or before August 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(c) by either any Seller or the Purchaser if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or final and non-appealable order that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

(d) by the Purchaser if there has been a breach by a Seller of any of its representations, warranties, covenants, or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.1(a) or Section 9.1(b), and such breach has not been cured within 30 days after written notice thereof by the Purchaser to the applicable Seller; or

(e) by a Seller if there has been a breach by the Purchaser of any of its representations, warranties, covenants, or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and such breach has not been cured within 30 days after written notice thereof by the Seller to the Purchaser.

11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and of no further force or effect, and no Party shall have any liability or obligation hereunder; provided, however, that (a) this Section 11.2, Article XII, and any applicable definitions shall survive any termination hereof, and (b) nothing herein shall relieve any Party from any liability for fraud or any willful and intentional breach of this Agreement prior to such termination.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

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12.2 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered by hand, (b) when sent by email (with confirmation of transmission), (c) one Business Day after deposit with a nationally recognized overnight courier specifying next-day delivery, or (d) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Seller:

Conglin (Forrest) Deng

Flat B 17/F, Tower 1

17 Sheung Shing Street, Grand Homm, Ho Man Tin, Hong Kong

Email: bridgeforrest@gmail.com

If to the Company:

Abits Group Inc.

Level 24, Lee Garden One, 33 Hysan Avenue

Causeway Bay, Hong Kong SAR

Attn: Chief Executive Officer

With a copy to (which shall not constitute notice):

Kaufman & Canoles, P.C.
Two James Center, 14th Floor
1021 E. Cary St.
Richmond, VA 23219

Attn: Anthony Basch, Esq.

Email: tony.basch@kaufcan.com

If to the Purchaser:

ARC Group International Ltd.

1539 Nanjing West Road

Office Tower 2, Floor 43, Kerry Center,

200040 Shanghai, China

Attn: Mac McDonald

Email: mac.mcdonald@arc-group.com

With a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Attn: Rodrigo Sanchez, Esq.

Email: rsanchez@lucbro.com
Attn: Victoria A. Baylin, Esq.

Email: vbaylin@lucbro.com

12.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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12.4 Consent to Jurisdiction; Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court, and any claim that any such action or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.5 Entire Agreement. This Agreement, together with the other Transaction Documents and all exhibits, schedules, and annexes hereto and thereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, and representations between the Parties, whether written or oral, with respect to the subject matter hereof.

12.6 Amendment; Waiver. This Agreement may be amended, modified, or supplemented only by a written instrument executed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof.

12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties; provided, however, that the Purchaser may assign its rights under this Agreement to an Affiliate without the prior consent of the other Parties, so long as (a) such Affiliate agrees in writing to be bound by the terms hereof, (b) the Purchaser remains primarily liable for all of its obligations hereunder (and not merely as a guarantor or surety), and (c) such Affiliate has the financial capacity to perform all of the Purchaser’s obligations hereunder, as demonstrated to Deng’s reasonable satisfaction.

12.8 Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

12.9 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.10 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy at law or in equity.

12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. This Agreement may be executed and delivered by facsimile signature, PDF, or any electronic signature complying with the U.S. federal ESIGN Act of 2000.

12.12 Interpretation. The headings in this Agreement are for convenience of reference only, are not part of this Agreement, and shall not affect its interpretation. In the negotiation of this Agreement, each Party has received advice from its own attorney. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

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IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

Conglin (Forrest) Deng

Bridgeforrest (BVI) Inc.

By:
Print Name:	Conglin (Forrest) Deng
Title:	Chief Executive Officer and Sole Stockholder

Alwin Creative Inc.

By:
Print Name:	Conglin (Forrest) Deng
Title:	Sole Director

PURCHASER:

Arc Group International Ltd.

By:
Print Name:	Abraham Cinta
Title:	Chief Executive Officer

THE COMPANY:

Abits Group, Inc.

By:
Print Name:	Yanyan Sun
Title:	Director

[Signature Page to ARC-Deng Securities Purchase Agreement]

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DISCLOSURE SCHEDULES

[None]

EXHIBIT A-1

Form of Deng Registration Rights Agreement

[attached]

EXHIBIT A-2

Form of Purchaser Registration Rights Agreement

[attached]

EXHIBIT B

Form of ROFR Agreement

[attached]

EXHIBIT C

Form of Closing Note

[attached]

EXHIBIT D

Form of Lock-Up Agreement

[attached]

EXHIBIT E

New Employment Agreement

[attached]